Exhibit 99.1

Milestone New Member Joins Arbinet-thexchange

All of the World’s Ten Largest Carriers Now Members

New Brunswick, N.J., October 17, 2005 — Arbinet-thexchange, Inc. (Nasdaq: ARBX), the world’s leading electronic market for trading, routing, and settling communications capacity, announced today it has achieved a significant milestone. All of the world’s ten largest international carriers are now Members of Arbinet’s exchange.

Curt Hockemeier, President and Chief Executive Officer of Arbinet, commented, “This is a significant achievement for us. Our efficient marketplace helps communications service providers buy and sell voice calls and Internet capacity through a centralized, efficient and liquid marketplace. Having all ten of the world’s largest international carriers, plus hundreds of other Members of all sizes, underscores the value proposition and growth of our exchange, and is expected to increase buy and sell opportunities for our exchange Members across the globe.”

About Arbinet

Arbinet is the leading electronic market for trading, routing and settling communications capacity. Members of the exchange, consisting primarily of communications service providers, buy and sell voice calls and Internet capacity based on route quality and price through its centralized, efficient and liquid marketplace. Members place orders through a web-based interface. Its fully automated, highly scalable trading platform matches these orders using proprietary software and delivers them through state-of- the-art facilities.

Forward Looking Statements

This press release contains “forward-looking statements” (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), including statements about the Company’s growth, future operating results, additional liquidity and benefits to our trading members. Various important risks and uncertainties may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements, including, without limitation: members (in particular, significant trading members) not trading on our exchange (due to, among other things, the lack of a liquid market) or utilizing our new and additional services (including data on thexchange, mobile on thexchange services, and DirectAxcess(SM) trading service); continued volatility in the volume and mix of trading activity (including the average call duration for DirectAxcess(SM) and the mix of geographic markets traded); our uncertain and long member enrollment cycle; our ability to manage our credit risk; our ability to manage our growth; competitive factors; system failures, human error and security breaches could cause the Company to lose members and expose it to liability; future government regulation; and the Company’s ability to obtain and enforce patent protection for our methods and technologies. For a further list and description of the risks and uncertainties the Company faces, please refer to the Company’s annual report on SEC Form 10-K for the fiscal year ending December 31, 2004 and other filings, which have been filed with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Mike Lemberg	David Pasquale or Denise Roche
Vice President Corporate Development and Treasurer	The Ruth Group
Arbinet	1.646.536.7006 / 1.646-526-7008
1.732.509.9220	dpasquale@theruthgroup.com / droche@theruthgroup.com
mlemberg@arbinet.com

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